UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2011
GREATBATCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Wehrle Drive, Clarence, New York	14031

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (716) 759-5600
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 24, 2011, Greatbatch Ltd. (the “Borrower”) entered into an amended and restated credit agreement with the financial institutions identified therein as lenders, Manufacturers and Traders Trust Company (“M&T”), as administrative agent, Bank of America, N.A., as syndication agent, and PNC Bank, N.A. and RBS Citizens, NA, as co-documentation agents (the “2011 Credit Agreement”). The 2011 Credit Agreement is guaranteed by Greatbatch, Inc. (the “Greatbatch”), the Borrower’s parent, the Borrower’s U.S. subsidiaries and those foreign subsidiaries of the Borrower as designated by the Borrower from time to time or as are required under the 2011 Credit Agreement. The 2011 Credit Agreement replaces the $235 million credit agreement, dated as of May 22, 2007, by and among the Borrower, the lenders party thereto and M&T, as administrative agent.

The 2011 Credit Agreement provides for a new $400 million secured revolving credit facility with a letter of credit subfacility in an aggregate amount equal to $15 million and a swingline subfacility in an aggregate amount equal to $15 million. The 2011 Credit Agreement has a maturity date of June 24, 2016; provided, however, if the 2007 Debentures (defined below) shall not have been either repaid in full or modified or refinanced before March 1, 2013 to extend the maturity thereof, the Maturity Date shall be March 1, 2013.

Loans (other than loans under the swingline subfacility) under the 2011 Credit Agreement will bear interest at the Borrower’s option either at: (i) the higher of (a) M&T’s prime rate in effect from time to time and (b) the federal funds effective rate in effect from time to time plus 0.5%, plus the applicable margin for such loans, which ranges between 0.000% and 1.000%, based on the total leverage ratio or (ii) the applicable London interbank offered rate divided by a number equal to 1.00 minus the maximum aggregate reserve requirement which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D, plus the applicable margin for such loans, which ranges between 1.500% and 3.000%, based on the total leverage ratio. Loans under the swingline subfacility under the 2011 Credit Agreement will bear interest at the higher of (a) M&T’s prime rate in effect from time to time and (b) the federal funds effective rate in effect from time to time plus 0.5%, plus the applicable margin for such loans, which ranges between 0.000% and 1.000%, based on the total leverage ratio. The Borrower will pay a commitment fee, quarterly in arrears, during the term of the 2011 Credit Agreement which varies between 0.175% and 0.250% depending on the total leverage ratio.

The 2011 Credit Agreement contains customary representations and warranties as well as customary financial and business covenants. Business covenants include, among others, limitations on the incurrence of indebtedness by the Borrower or the Borrower’s subsidiaries, limitations on the incurrence of liens and licensing of the Borrower’s intellectual property, limitations on investments made by the Borrower and restrictions on certain payments by the Borrower.

The 2011 Credit Agreement provides that restrictive covenants may be waived with the written consent of lenders having greater than 50% of the total facility (the “Majority Lenders”) and also permits the Borrower, upon the satisfaction of certain conditions, to:
1.	Engage in permitted acquisitions in the aggregate not to exceed $250,000,000;

2.	Make other investments in the aggregate not to exceed $60,000,000 (excluding operating expenses that are written off in the ordinary course of business);

3.	Make stock repurchases not to exceed $60,000,000 in the aggregate; and

4.	Repurchase and retire up to $198,000,000 of Greatbatch, Inc.’s 2 1/4% Convertible Subordinated Debentures due 2013 (the “2007 Debentures”).

At any time that the Total Leverage Ratio of the Borrower and its consolidated subsidiaries for the two most recently ended fiscal quarters is less than 2.75 to 1.0, the Borrower may make an election to reset each of the amounts specified in clauses (1) through (4) above.

In addition, the 2011 Credit Agreement requires that Greatbatch, the Borrower and their subsidiaries, on a consolidated basis, maintain a twelve-month ratio of adjusted EBITDA to interest expense calculated as of the last day of any fiscal quarter of at least 3.00 to 1.00, and a total leverage ratio of not greater than 4.50 to 1.00 from June 24, 2011 through December 30, 2011 and not greater than 4.00 to 1.00 from December 31, 2011 and thereafter.

The 2011 Credit Agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Majority Lenders may declare the outstanding advances and all other obligations under the 2011 Credit Agreement immediately due and payable.

The description of the 2011 Credit Agreement contained herein is qualified in its entirety by reference to the 2011 Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits
10.1	Credit Agreement by and among Greatbatch Ltd., the financial institutions identified therein as lenders, and Manufacturers and Traders Trust Company, as the administrative agent, Bank of America, N.A., as syndication agent, and PNC Bank, N.A. and RBS Citizens, NA, as co-documentation agents dated as of June 24, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 29, 2011	GREATBATCH, INC.
	By	/s/ Thomas J. Mazza
Thomas J. Mazza
Senior Vice President & Chief Financial Officer (Principal Financial Officer)

EXHIBIT
NUMBER	DESCRIPTION

10.1	Credit Agreement by and among Greatbatch Ltd., the financial institutions identified therein as lenders, and Manufacturers and Traders Trust Company, as the administrative agent, Bank of America, N.A., as syndication agent, and PNC Bank, N.A. and RBS Citizens, NA, as co-documentation agents dated as of June 24, 2011.